Exhibit 99.1

Ceridian Announces New Executive Leadership Hires for Finance, Strategy

Jeremy Johnson appointed EVP, Chief Financial Officer, and Justine Janssen appointed EVP, Chief Strategy Officer

Toronto, ON, and Minneapolis, MN, December 4, 2023 – Ceridian HCM Holding Inc. (Ceridian) (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM), today announced the appointments of Jeremy Johnson as Executive Vice President and Chief Financial Officer (CFO), effective January 1, 2024, and Justine Janssen as Executive Vice President and Chief Strategy Officer (CSO), effective immediately. Johnson and Janssen are both former Ceridian executives, returning in new roles to strengthen Ceridian’s executive leadership team and enable continued growth and innovation. Both roles report directly into David Ossip, Chair and Chief Executive Officer.

“Jeremy and Justine’s return to Ceridian, both in critical growth roles, will help us further realize our vision as a global HCM leader, innovator, and disruptor,” said Ossip. “Widely respected and accomplished leaders, Justine and Jeremy will continue to build on our rock-solid foundation, elevating the already strong work of our people and supporting Ceridian’s growth, business targets, and customer needs.”

As CFO, Johnson will be responsible for the global finance functions, including accounting and financial reporting, financial planning & analysis, tax, treasury, cash management, payroll trust operations, facilities, financial operations, and investor relations. Most recently, Johnson served as CFO at SmartRecruiters, Inc., where he also served as interim CEO for the period of August 2022 to April 2023. Previously, he spent nearly a decade within Ceridian’s finance team. Johnson joins Ceridian on January 1, 2024.

“Returning to Ceridian as CFO is incredibly meaningful to me, especially at such a critical time in Ceridian’s story as it sets out to realize its future as Dayforce,” said Johnson. “I look forward to helping Ceridian advance its strategic vision and deepen customer and stockholder value as we embark on the next stage of our growth journey.”

As CSO, Janssen will help realize Ceridian’s strategic goals and transformation initiatives, aligning them with the company’s vision, core objectives, and supporting its continued growth. Janssen, who joins Ceridian on December 4, 2023, has previously served in leadership positions at Ceridian, including managing large-scale transformation initiatives and leading organizational strategy.

“I’m thrilled to rejoin Ceridian as CSO to build on the impressive work that’s been done to help fuel the organization’s momentum in market and future growth,” said Janssen. “Rejoining Ceridian at such a promising time in its transformation is tremendously exciting, and I look forward to partnering with teams across Ceridian to help our company and customers reach their full potential.”

About Jeremy Johnson

At SmartRecruiters, Inc., Johnson spent more than two years leading the global finance function, as well as legal and privacy, and served as interim CEO for a period. Prior to that, Jeremy was the SVP of Financial Planning & Analysis and Investor Relations at Ceridian where he scaled the finance function through a period of rapid growth and led finance teams through the company’s Initial Public Offering (IPO) on the Toronto and New York Stock Exchanges in 2018. Previously, he held a variety of finance, accounting, and audit positions at Capella Education Company and KPMG. Jeremy is a Certified Public Accountant, and has a Masters in Accounting, with a specialty in Financial Reporting from Michigan State University.

Johnson will succeed Noémie Heuland who, as previously announced, will cease serving as Ceridian’s CFO after December 31, 2023. With Johnson’s assumption of the CFO role, Heuland will move into a senior advisory role to support a smooth transition.

About Justine Janssen

Janssen joined Ceridian in 2012, when Dayforce Corporation was acquired, and held diverse leadership positions prior to her departure in 2021. During her tenure at Ceridian, she was instrumental in leading the company through its IPO on the Toronto and New York Stock Exchanges, and setting a foundation for global growth and scale. Janssen has been recognized for her leadership as one of Canada’s Top 40 Under 40, one of Canada’s Top 100 Most Powerful Women, one of the Top 25 Canadian Women in Tech, and as a Woman of Excellence for Achievement in Business. She volunteers with the boards of her local hospital and the Canadian Career Apprenticeship Initiative. Janssen is a graduate of the Ivey Business School at Western University.

About Ceridian
Ceridian. Makes Work Life Better™.
Ceridian HCM Holding Inc. is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes. Visit Ceridian.com or follow us at www.twitter.com/ceridian.

Forward-Looking Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the risks detailed in the “Cautionary Note Regarding Forward-Looking Information,” “Forward-Looking Statement”, “Risk Factors” and other sections of Ceridian’s Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission.

Media Contact:
Teri Murphy
1-647-417-2117
Teri.Murphy@Ceridian.com